Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Basta Holdings, Corp. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated December 6, 2012 on the balance sheets of Basta Holdings, Corp. as at October 31, 2012 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the year ended October 31, 2012, the period from May 11, 2011 (inception) through October 31, 2011, and for the period from May 11, 2011 (inception) through October 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

Aurora, Colorado January 15, 2013	RONALD R. CHADWICK, P.C. Ronald R. Chadwick, P.C.

{00041849.DOC;1}